U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

                                  (Check One):

[X] Form 10-K    [ ] Form 20-F    [ ] Form 11-K   [ ] Form 10-Q   [ ] Form N-SAR

For Period Ended:  June 30, 1997

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the Transition Period Ended: _______________________________________________
________________________________________________________________________________

________________________________________________________________________________

PART I - Registration Information
________________________________________________________________________________

Full Name of Registrant:   Wincanton Corporation

Former Name if Applicable:

Address of Principal Executive Office (Street and Number)

3653 Hemlock Court
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City, State and Zip Code

Reno, Nevada 89509
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PART II - Rules 12b-25(b) and (c)
________________________________________________________________________________


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

If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

     (a) The reasons described in reasonable detail in Part III of this Form could not be eliminated without unreasonable effort or expense.

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report in Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
________________________________________________________________________________

PART III - Narrative
________________________________________________________________________________

State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, NSAR, or the transition report or portion thereof could not be filed within the prescribed period. The reason for this is certain information to complete the Form 10-K are not yet available.
________________________________________________________________________________

PART IV - Other Information
________________________________________________________________________________

     (1) Name and telephone number of person to contact in regard to this notification:

        Henry Hornby                    (702)             829-8812
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          (Name)                     (Area Code)     (Telephone Number)

     (2) Have all other periodic reports required under Section 14 or 15(d) of the Securities Exchange Act of 1934 or Section 30


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

     of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the Registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                             [X] Yes      [ ] No
     (3) Is it anticipated that any significant change in results or operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                             [ ] Yes      [X] No

                             Wincanton Corporation
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  October 1, 1997              By:________________________________________
       ---------------                   Henry Hornby, Secretary


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

INSTRUCTION: The Form may be signed by an executive officer of the Registrant or by any other duly authorized representative. The name and title of the person signing the Form shall be typed or printed beneath the signature. If the statement is signed on behalf of the Registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the Registrant shall be filed with the Form.
________________________________________________________________________________
                                   ATTENTION:

     International   misstatements  or  omissions  of  fact  constitute  Federal
Criminal Violations (see 18 U.S.C. 1001).

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